Exhibit 3.2

Execution Version

AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

USHG ACQUISITION CORP.

December 27, 2022

USHG Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “USHG Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 4, 2020 and was subsequently amended and restated by the filing of (a) the Corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on December 18, 2020 and (b) the Corporation’s Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on February 24, 2021 (the “Second Amended and Restated Certificate”).

2. This Amendment to the Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

3. The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes as well as expenses relating to the administration of the trust account, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by the earlier of (x) December 30, 2022 or (y) the date of the effectiveness of this Amendment to the Second Amended and Restated Certificate (the “Amended Termination Date”) or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Second Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are USHG Investments, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

4. The text of Section 9.2(d) of Article IX is hereby amended and restated to read in full as follows:

(d) In the event that the Corporation has not consummated an initial Business Combination by the Amended Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders (if required by the DGCL) and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

5. The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Second Amended and Restated Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Amended Termination Date, or (b) with respect to any other provisions of this Second Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account, divided by the number of then outstanding Offering Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, USHG Acquisition Corp. has caused this Amendment to the Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

USHG ACQUISITION CORP.

By:	/s/ Adam D. Sokoloff
Name: Adam D. Sokoloff
Title: Chief Executive Officer

[Signature Page to Amendment to the Second Amended and Restated Certificate of Incorporation of USHG Acquisition Corp.]